Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Art Bourgeois, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Third Consecutive Year of Record Financial Results

Saint Paul, Minn., February 17, 2005 — Image Sensing Systems, Inc. (ISS) (NASDAQ Small Cap: ISNS) announced today that its net income for 2004 was a record $2,694,000 or $.79 per share ($.71 per diluted share) versus net income of $2,135,000 or $.66 per share ($.60 per diluted share) for 2003. Net income for the fourth quarter was $418,000 or $.12 per share ($.11 per diluted share), versus net income of $376,000 or $.12 per share ($.10 per diluted share) for the comparable period in 2003. The fourth quarter of 2004 marks the eleventh consecutive quarter where profitability exceeded the comparable quarter of the prior year.

Revenues for fiscal year 2004 were $10,830,000, an increase of 17%, from $9,259,000 in fiscal year 2003, while revenues for the fourth quarter of 2004 decreased 8% to $2,252,000 compared with $2,437,000 for the same period a year ago. The increase in total revenue for the year was due primarily to a 27% increase in royalty income earned from Autoscope sales by our North American distributor, Econolite Control Products, Inc. (ECPI), whose increased annual sales from the previous year solidified our preeminent position as the market leader in North American Video Vehicle Detection. Overall product sales in Europe and Asia for 2004 were flat compared to 2003. Autoscope sales for the year increased by 29%, indicating continued acceptance of our machine vision products internationally, while non-Autoscope sales decreased by 46% in 2004 as our Asian subsidiary goes through a transitional period in their non-Autoscope product offerings. Product sales for the quarter were $429,000, a decrease of 59%, from $1,035,000 in the fourth quarter of fiscal 2003. A significant part of the decrease came in Asia as we move between suppliers of a non-Autoscope product line. We have fulfilled our obligation under the contractual agreement with the old supplier and expect the transition to a new supplier to be completed during the second quarter of 2005.

Jim Murdakes, Chairman and CEO commented, “We were very pleased with financial results for the year and quarter as we were able to overcome loss of sales from product line transitioning in Asia and while adding engineering talent for developing new products. We plan to introduce new products developed primarily in 2004 in our three markets; the Americas, Europe and Asia over the first half of 2005. We believe these new products will help sustain the leading market share we currently enjoy and contribute to revenue growth and earnings in 2005.”

Headquartered in St. Paul, Minnesota, Image Sensing Systems, Inc. combines expertise in image processing, hardware and software engineering and communications to develop video vehicle detection systems for traffic management and control applications. The Autoscope vehicle detection system is the world leader in video detection for advanced traffic management systems for highways, tunnel incident detection, intersection control, and traffic data collection. The Autoscope system provides traffic managers the means to reduce roadway congestion, improve roadway planning and improve cost efficiencies.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-KSB for the year ended December 31, 2003.

Three Month Period and Year Ended December 31, 2004 and 2003 (in thousands, except per share information)

	Three-Month Period ended December 31		Year Ended December 31
	2004	2003	2004	2003
Revenues
Sales	$429	$1,035	$3,309	$3,339
Royalties	1,823	1,402	7,521	5,920

	2,252	2,437	10,830	9,259
Operating income	555	519	3,908	2,948
Net income	418	376	2,694	2,135
Net income per share
Basic	.12	.12	.79	.66
Diluted	.11	.10	.71	.60

Weighted average number of common shares outstanding
Basic	3,502	3,263	3,409	3,215
Diluted	3,845	3,772	3,810	3,598

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